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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005

MERCER INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-9409 (Commission File Number)	91-6087550 (I.R.S. Employer Identification No.)
14900 Interurban Avenue South, Suite 282, Seattle, WA 98168 (Address of Office)
(206) 674-4639 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS

        Mercer International Inc., referred to as the "Company", has reviewed the results of the 72-hour Acceptance Test conducted on the Stendal pulp mill by its main contractor in December 2004. The test was generally successful and the Company was pleased with both the quantitative and qualitative aspects of the test. The Company has also reviewed the results of the test with its main contractor, Stendal's lenders and certain suppliers. Based on such review and discussions with the parties to date, the Company currently anticipates that it will issue an acceptance certificate for the Stendal mill and accept delivery of the same subject to the main contractor and certain suppliers implementing certain measures including:

  (i)
  the installation of two additional digesters at the Stendal mill; and

  (ii)
  reimbursement to Stendal of certain costs associated with the start-up of the mill in the amount of approximately €1 million in cash and supplies and the provision of certain warranties.

        The installation of the two additional digesters will increase the number of digesters at the Stendal mill from eight to ten. Once installed and fully operational, the Company believes the additional digesters should increase the annual production capacity of the Stendal mill to in excess of 600,000 ADMTs. The Company and its consultants believe that the design and capacity of the rest of the mill and fiber availability will, over time, permit the Stendal mill to achieve such increased production volumes. The additional digesters are also expected to enhance the reliability and overall operating performance of the Stendal mill. The two additional digesters have a capital cost of approximately €8 million, of which the Company will only pay €2 million and the balance shall be paid by the main contractor and certain suppliers.

        The Company's acceptance of the 72-hour test and the mill and the implementation of these remedial measures are subject to, among other things, the negotiation and execution of a definitive settlement agreement among the parties. Although no assurance can be provided, the Company currently believes it will conclude a definitive agreement by the end of the first quarter of 2005.

        As the Stendal mill is located in east Germany, it qualified for approximately €274.5 million of governmental grants. Under European rules, the Commission of the European Communities, referred to as the "Commission", was notified by Germany of plans to provide support in respect of the Stendal mill and, in June 2002, the Commission determined not to raise any objections against such support. In its decision, the Commission was not called upon to determine whether the grant aid schemes, on which such support was based, were acceptable but was limited to a determination as to whether a reduction of the pre-approved aid level for investment in the German state of Sachsen-Anhalt was required under European law. As previously disclosed by the Company, in December 2003, two related manufacturers of, among other things, OSB and MDF boards that do not compete with the Stendal mill by selling pulp or paper, filed an appeal with the Court of First Instance of the European Communities (Luxembourg), referred to as the "Court", against the Commission decision. Generally, to be successful, an appeal must show that the Commission failed to comply with procedural requirements or committed a manifest error in assessing facts and data in adopting its decision.

        Recently, the Court in an unrelated case determined that the Commission committed a procedural error in determining the amount of state aid that could be granted by Germany to a recipient in a different business. The Court found the Commission erred when reviewing the effect of state aid on competition by only considering capacity utilization and not also considering product demand trends prior to providing its approval. As a result, in that case the Court set aside the Commission approval and remanded the matter back to the Commission to redetermine. The Court's decision is being appealed by the aid recipient and the government of Germany. If such appeal is unsuccessful, the Commission will have to redetermine the matter based upon its mandated criteria and may come to the same determination as before. The procedure followed by the Commission in this remanded decision was similar to that it used in determining not to reduce the amount of state aid available to the Stendal mill. The remanded case does not affect Stendal's current entitlement to receive grants, the balance of which are expected to be received in 2005.

        Although no assurance can be provided, the Company continues to believe that the appellant does not have any standing to bring the appeal as it is not a competitor of Stendal and, in any event, that the appeal is without merit. Further, the procedural error found by the Court in the remanded case was not raised in the Stendal appeal and the Company does not believe the Court should permit the appellant to amend its appeal at this stage.

        Subject to the Court's schedule, the Company believes a hearing as to whether the appellant has standing to bring the appeal would be heard in 2005. If the Court determined the appellant had standing, such decision was upheld on appeal and the matter is not otherwise settled, the Company believes that a hearing on the merits of the appeal would occur in late 2006 or 2007. In the event the appellant was then successful on the merits and such decision was again upheld on appeal, the issue of whether the amount of state aid granted to the Stendal mill should be reduced would be remanded back to the Commission for reconsideration. Although we cannot assure you as to the outcome of any such redetermination, we believe that, given the Commission's criteria and the factual circumstances related to the Stendal mill including demand trends in the pulp business, there would be no basis for the Commission to reduce the level of state aid. If the Commission determined to reduce the level of state aid available to the Stendal mill and such decision was upheld on appeal, Stendal would be required to repay a portion of the previously received state aid back to the German government. While we do not expect an adverse outcome, litigation is inherently uncertain and there can be no assurance of the final outcome.

        Stendal has entered into foreign currency derivatives in order to swap approximately €306 million of long term indebtedness outstanding under the Stendal mill's project loan facility into U.S. dollars at a rate of 1.2960 with a maturity in October 2017. Stendal also entered into a $50 million currency forward contract at a rate of 1.3108 with a maturity in February 2006.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition, construction and equipment performance risks, results of litigation and other risk factors listed from time to time in the Company's SEC reports.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.
/s/ DAVID M. GANDOSSI David M. Gandossi Chief Financial Officer
Date: February 2, 2005

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SIGNATURES